Exhibit 8.1

[Letterhead of Maynard, Cooper & Gale, P.C.]

June 21, 2006

Torchmark Corporation

3700 South Stonebridge Drive

McKinney, TX 75070

Re:	6.375% Senior Notes of Torchmark Corporation

Ladies and Gentlemen:

We have acted as special tax counsel for Torchmark Corporation, a Delaware corporation (the “Company”), in connection with the sale pursuant to an Underwriting Agreement dated June 20, 2006 by and among the Company and the underwriters (the “Underwriters”) named therein (the “Underwriting Agreement”) of $250,000,000 in aggregate principal amount of 6.375% senior notes (the “Debt Securities”) of the Company.

The Debt Securities are to be issued pursuant to an Indenture dated as of February 1, 1987 between the Company and Morgan Guaranty Trust Company of New York (the “Original Trustee”), as supplemented by a Second Supplemental Indenture (as so supplemented, the “Indenture”) to be entered into by and among the Company, J.P. Morgan Trust Company, National Association (ultimate successor-in-interest to the Original Trustee) and The Bank of New York Trust Company, N.A., as trustee under the Indenture with respect to the Debt Securities.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Prospectus Supplement dated June 20, 2006 (including the Prospectus dated April 28, 2006); (ii) the form of the Debt Securities; (iii) the Indenture; and (iv) the Underwriting Agreement. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, as applicable, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures; the authenticity, validity and enforceability of all documents submitted to us as originals; the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies; the transactions described in the Prospectus Supplement are performed in the manner described therein; full compliance with the terms of the Indenture; and that the Indenture will constitute the entire agreement among the parties thereto with respect to the subject matter thereof. In making our examination of documents executed, or to be executed by parties other than the Company, we have assumed that such parties had, or will have, the power, corporate or other, to enter into and perform all obligations thereunder, and we have also assumed the due authorization by all requisite action, corporate or otherwise, and execution and delivery by such parties of such documents and that such documents

June 21, 2006

constitute, or will constitute, valid and binding obligations of such parties. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

In rendering our opinion, we have participated in the preparation of the preliminary Prospectus Supplement. Our opinion is conditioned on, among other things, the initial and continuing accuracy of the facts, information, covenants, representations and assumptions set forth in the documents referred to above and the statements and representations made by the Company.

In rendering our opinion, we have considered the provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations (proposed, temporary and final) promulgated thereunder, judicial decisions, and Internal Revenue Service rulings all as of the date hereof, and all of which are subject to change, which changes may be retroactively applied. A change in the authorities upon which our opinion is based could affect our conclusions. There can be no assurance, moreover, that any of the opinions expressed herein will be accepted by the Internal Revenue Service or, if challenged, by a court. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of changes of the facts stated or assumed herein or any subsequent changes in applicable law.

Based solely upon the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, we confirm that the statements of law and legal conclusions set forth under the heading “United States Federal Income Tax Consequences” in the Prospectus Supplement represent our opinion.

Except as set forth above, we express no opinion to any party as to the tax consequences, whether United States federal, state, local or foreign, of the issuance of the Debt Securities or any transactions related to or contemplated by such issuance. In connection with the sale of the Debt Securities pursuant to the Registration Statement of the Company filed with the Securities and Exchange Commission on April 28, 2006 (the “Registration Statement”), we are furnishing this opinion to you solely for your benefit and the benefit of investors purchasing the Debt Securities upon original issuance. This opinion is not to be used, circulated, quoted, or otherwise referred to for any other purpose without our written permission.

We consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement and to the reference to Maynard, Cooper & Gale, P.C. therein under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Maynard, Cooper & Gale, P.C.

Maynard, Cooper & Gale, P.C.